UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is an e-mail communication sent on behalf of Atmel Corporation in response to media inquiries on the evening of May 1, 2007:
“The Perlegos nominees are by no means “independent” of George Perlegos who is personally paying each of them $100,000 to simply stand for election at the special and annual meetings. In that regard, it’s clear to us that any new CEO his nominees choose will effectively be chosen by George Perlegos. We believe stockholder value is at risk if George Perlegos gains control of Atmel again. In fact, his poor operational record and ethical failings provide ample basis to oppose his hand-picked, personally paid nominees who have limited experience in the semiconductor industry.
In contrast, Atmel’s Board and new management team, led by Steve Laub, are driving a significant transformation at Atmel. Over the past few months, we have refocused the Company on its core microcontroller business, sold our Irving, Texas facility, halted development on unprofitable and underperforming products, reduced headcount, and expanded our senior management team. These actions, and others, are leading to improved financial performance and stockholder returns, as demonstrated by Atmel’s first quarter results and stock price gains since George Perlegos was terminated for cause. However, this is only the beginning. We expect to announce and implement additional actions throughout 2007 to further enhance Atmel’s profitable growth and unlock value for stockholders.”